Exhibit 99.1

Triumph bancorp, inc. ANNOUNCES completion of its Acquisition of COLOEAST BANKSHARES, INC.

DALLAS, August 1, 2016 – (Globe Newswire) – Triumph Bancorp, Inc. (Nasdaq: TBK) (the “Company”), the parent company of TBK Bank, SSB, today announced the completion of its acquisition of ColoEast Bankshares, Inc. (“ColoEast”). Simultaneously with the closing of the acquisition, ColoEast’s wholly-owned bank subsidiary, Colorado East Bank & Trust, merged with and into the Company’s wholly-owned bank subsidiary, TBK Bank, SSB. At June 30, 2016, ColoEast had approximately $753 million of total assets, $464 million of loans and $659 million of deposits.

Pursuant to the terms of the definitive agreement, the Company paid $70 million in cash for the outstanding common stock of ColoEast. The transaction is expected to be immediately accretive to the Company’s diluted earnings per common share.

“We are pleased to complete the acquisition of ColoEast,” Aaron P. Graft, vice chairman and chief executive officer of Triumph Bancorp, Inc., stated. “We are proud to expand our operations into Colorado and Western Kansas, while gaining a large number of talented bankers with expertise that will enhance our community banking operations. This acquisition will improve our deposit mix, materially increase our operational efficiency, deploy our excess capital, and diversify our loan portfolio.”

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, commercial finance and asset management activities. www.triumphbancorp.com

Forward-Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that such statements, including statements with respect to the expected benefits of the transaction, are predictions and that actual events or results may differ materially.  These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to:  economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the transaction may not materialize as expected; the possibility that we will be unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the “SEC”).  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph Bancorp, Inc.’s Annual Report on Form 10-K, filed with the SEC on February 26, 2016.  Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update such information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com |  214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com |  214-365-6930